Exhibit 99.2

Mr. Richard M. Schulze
[REDACTED ADDRESS]

Re:	Chairman Emeritus Position

Dear Dick,

As you know, I am extremely excited to have the opportunity to craft what I believe will be a seminal chapter in Best Buy’s history. While I am aware of our challenges, I have great enthusiasm for the Company’s prospects going forward. In connection with Renew Blue and our transformation of Best Buy I am eager for you to return to the Company that you created and share your wisdom, insight and passion in support of the Company. With that in mind, it is my pleasure to extend you an offer to continue in your role as Chairman Emeritus, with the lifetime honorary title of “Founder and Chairman Emeritus”, on the terms laid out below.

Duties and Responsibilities

As Chairman Emeritus, you will assume duties and responsibilities commensurate with your title and the position of leadership that it implies. As we have discussed, your duties and responsibilities will include the following:

1.helping to maintain and evolve the general corporate culture of Best Buy by engaging, at such times and events as agreed upon between you and the Chief Executive Officer (CEO), in scheduled training and speaking events, including the Company’s Leadership Institute;

2.making yourself reasonably available to attend or speak at Company functions to support or communicate new initiatives or major events, subject to mutual agreement between you and the CEO;

3.subject to the request of the CEO, mentoring up to two high-potential officers of the Company;

4.attending meetings of the Company’s shareholders and participating in any subsequent “Q&A” sessions;

5.participating in regularly scheduled meetings with the CEO, at times mutually agreed upon, and the CEO will make himself reasonably available upon your request.

Additional Matters

The CEO and/or CFO will provide you with monthly financial results as soon as practicable after they become available following month end. In addition, the CEO and/or CFO shall meet with you on a quarterly basis to discuss the financial statements and any other Company information you wish to discuss and to receive your advice and input. Such meetings will be on mutually agreed dates.

As we have advised you, the Company is undertaking a process to appoint additional new independent directors who will have strong backgrounds in retail and/or extensive technology/digital/online expertise. As a courtesy, the Company will provide you with information regarding candidates it intends to nominate for election to the board and provide you with an opportunity to comment on such candidates.

In recognition of your efforts on behalf of both the Company and the shareholders over the last year, the Company will compensate you in an amount not to exceed $2.125 million, in connection with your preparation and ongoing consultation over the next twelve months with regard to a business plan for the Company. The Company will pay you this sum in quarterly installments beginning on the three month anniversary of the signing of this letter agreement. You and any of your designees will present the plan to the CEO/CFO and any of their designees on a date which is mutually agreed upon.

In furtherance of the performance of your duties, you will have for your lifetime the use of your office (or a replacement office provided at the Company’s cost and reasonably acceptable to you) at our corporate headquarters in Minneapolis, as well as the same registered security ID and parking privileges as would be provided to an executive of the Company. As a courtesy, you will notify me in advance when you intend to visit the corporate headquarters.

During such times as you are utilizing your office in the performance of your duties as Chairman Emeritus, you be entitled to the same level of administrative support as an executive of the Company, including the services of a personal administrative assistant. The Company shall pay the pro rata salary of your assistant for the time she spends performing services on your behalf. Additionally, the Company will reimburse you for all reasonable and documented costs and expenses incurred in connection with your assistant’s services. During all such times as your assistant is present at the Company’s headquarters on your behalf, the Company will provide your assistant with the same registered security ID, parking privileges and use of the facilities as would be provided to an employee of the Company.

Additionally, the Company will depict in the corporate headquarters important milestones throughout the Company’s history, substantially as has been displayed in the past, which will be updated from time to time for recent events as appropriate.

Compensation and Benefits

In return for your role as Chairman Emeritus, you will receive an annual base salary of $150,000. You will not be entitled to an annual bonus. You will be entitled to lifetime medical benefits for yourself, your spouse and your eligible dependents in accordance with the plans, practices, programs and policies of the Company in effect generally for the executives of the Company and their dependents. You may elect to receive such medical benefits pursuant to your family office insurance policy; provided that such family office insurance policy is substantially comparable in cost to the medical benefit plans generally in effect for the executives of the Company. You will also be entitled to reimbursement of all of your costs and out of pocket expenses incurred in the performance of your duties as Chairman Emeritus, including with respect to entertainment, accommodations, meals and travel (with air travel expenses being reimbursed at commercial first class rates), and the provision of a Company credit card for that purpose.

Director Representation

In connection with the resumption of your duties as Chairman Emeritus and until you reach the age of 75 you will be entitled to nominate 2 directors for appointment to the Board of Directors. In the event either of your nominated directors resigns from the Board or are forced to leave the Board due to death, disability or serious illness, or are not elected at the applicable meeting of shareholders by the requisite percentage of shareholders for approval, you will have the right to designate their successor, subject to satisfaction of the Company’s director qualification standards and the Board’s approval, which shall not be unreasonably withheld. Each of Brad Anderson and Allen Lenzmeier will be appointed to the Company’s Board of Directors as promptly as practicable and nominated for election for two year terms to the Board at the Company’s 2013 annual meeting of shareholders. It is my understanding you would like to present Mssrs. Anderson and Lenzmeier for membership to the Compensation and Audit Committees, respectively. I will support these appointments in discussions with the Board on these matters. Per Board practice, each director shall be entitled to attend each Committee meeting at their discretion.

This Agreement shall have an initial term which will last until you reach the age of 75 except for any matters above which are specifically agreed to extend longer than the initial term. The parties will meet prior to the end of the term to determine if, and to what extent, they wish to modify, renew or extend this agreement.

Dick, as I have expressed to you many times, I believe that you have a vital role to play at this crucial time in the Company’s history. The terms outlined above will allow you to have a real voice in the Company’s progress. Your return to the Company and support of our leadership team and restructuring plans will provide us with a powerful impetus as we work to build the Company’s momentum. I know that you share my hope that Best Buy’s future will be at least as bright as its past.

Sincerely,

BEST BUY CO., INC.

By:	/s/ Hubert Joly
Hubert Joly
Chief Executive Officer

March 25, 2013
Date

Agreed to and accepted by:

/s/ Richard M. Schulze
Richard M. Schulze
Chairman Emeritus

March 22, 2013
Date